INVESTNET, INC.

SERIES A PREFERRED STOCK - CERTIFICATE OF DESIGNATION

In accordance with the provisions of Article Fourth of the Articles of Incorporation of Investnet, Inc., the undersigned hereby certifies the voting powers, designations, preferences, limitations, restrictions and relative rights of a class of stock of the Corporation designated as the Series A Preferred Stock established by resolution of the Corporation’s board of directors..

Series A Preferred Stock.

A class of preferred stock designated as the Series A Preferred Stock is hereby created out of the Preferred Stock authorized by Articles Fourth these Articles of Incorporation.  The aggregate number of shares of Series A Preferred Stock which this corporation shall have the authority to issue is ten thousand (10,000) shares, each with $0.001 par value, which shares shall be designated "as the Series A Preferred Stock."

The preferences, limitations and relative rights of this Series A Preferred Stock are as follows:

(1)

Voting

At every meeting of the stockholders of the Corporation, each holder of Series A Preferred Stock shall be entitled to 1,460 votes for each share of Series A Preferred Stock standing in the name of the holder on the books of the Corporation. Except for the supervoting rights specified herein, the holders of Series A Preferred Stock shall have identical voting rights as the holders of shares of common stock of the Corporation and shall not have the right to cumulative voting in the election of directors.

The holders of Series A Preferred Stock shall have not have a preemptive right to acquire the Corporation’s unissued stock.

Except as otherwise provided by law, the Series A Preferred Stock and the common stock shall vote together as one class on all matters.  Accordingly, at all meetings of shareholders a majority of the voting power represented in person or by proxy, shall constitute a quorum for purposes of the conduct of business.

The holders of Preferred Stock shall be entitled to receive notice of all meetings of the stockholders of the Corporation to the same extent and in the same manner as the holders of the common stock of the Corporation.

(2)

Other Matters.

Except for the supervoting rights specified herein, the Series A Preferred Stock shall have the same rights, preferences and limitations as the common stock of the Corporation.

IN WITNESS WHEREOF this Certificate of Designation is hereby executed this 23rd day of December, 2004.

INVESTNET, INC.

By: /s/ Terence Ho

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